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                                                                     EXHIBIT 5.1

                          FULBRIGHT & JAWORSKI, L.L.P.
                            1301 MCKINNEY, SUITE 5100
                                HOUSTON, TX 77010
                              PHONE: (713) 651-5151
                               Fax: (713) 651-5246

                                January 29, 2003

TEPPCO Partners, L.P.
2929 Allen Parkway
P.O. Box 2521
Houston, TX 77252-2521


         We have acted as counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the proposed offering by the Partnership of $200,000,000 aggregate principal amount of the Partnership's 6.125% Senior Notes due 2013 (the "Notes"). The Notes are to be issued pursuant to an Indenture dated February 20, 2002, as amended by the Third Supplemental Indenture (as so amended and supplemented, the "Indenture") between the Partnership and Wachovia Bank, N.A., as Trustee, which establishes the form and terms of the Notes pursuant to Section 2.01 of the Indenture. We refer to the registration statement on Form S-3 (Registration No. 333-100494-03) filed with the Securities and Exchange Commission (the "Commission") by the Partnership on October 11, 2002 (the "Registration Statement").

         As counsel to the Partnership, we have examined such corporate and partnership records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Partnership. Without limiting the foregoing, we have examined the Underwriting Agreement, dated January 27, 2003 (the "Underwriting Agreement"), between the Partnership, TCTM, L.P., a Delaware limited partnership, TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership, TEPPCO Midstream Companies, L.P., a Delaware limited partnership, Jonah Gas Gathering Company, a Wyoming general partnership, Val Verde Gas Gathering Company, L.P., a Delaware limited partnership, and the underwriters named therein (the "Underwriters").

         Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that the Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will, under the laws of the State of New York, constitute legal and binding obligations of the Partnership. We express no opinion as to the binding effect or enforceability of any provisions exculpating a party from, or requiring indemnification of a party for, liability for its own action




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or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

         The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership, the Delaware Limited Liability Company Act and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal" in the Prospectus and "Legal Matters" in the Prospectus Supplement included as a part of the Registration Statement.

                                             Very truly yours,


                                             /s/ FULBRIGHT & JAWORSKI L.L.P.



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